CONTACT:	Stephanie K. Kushner (630) 954-2020	RELEASE DATE:	IMMEDIATE

FEDERAL SIGNAL CORPORATION ANNOUNCES
SALE OF JUSTRITE MANUFACTURING COMPANY, L.L.C.

Oak Brook, Illinois, December 15, 2004 — Federal Signal Corporation today announced the sale of Justrite Manufacturing Company, L.L.C. to The Riverside Company, a private equity firm. Justrite is a leading manufacturer of products for the safe storage of flammable and hazardous materials. Acquired by Federal Signal in 1994, Justrite had sales in 2003 of $36 million. Federal Signal will receive proceeds, net of taxes, of approximately $30 million and expects to recognize a gain of approximately $10 million on the divestiture. The company will use the proceeds to pay down debt.

Robert Welding, president and chief executive officer, stated, “This transaction is consistent with the “shrink to grow” restructuring initiatives announced in June of this year. Justrite has been part of our company for ten years, and its management team and employees have made strong contributions to the company’s Safety Products Group results. However, its business and distribution channels are unrelated to those of our core products. We believe this divestiture will enable Federal Signal’s management team to better focus on, and grow its core businesses. We thank the management and employees at Justrite for their contributions and wish them the best.”

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company’s shares are traded on the New York Stock Exchange under the symbol FSS.

The Riverside Company, with offices in New York, Cleveland, Dallas and San Francisco, is the leading private equity firm investing in premier companies at the smaller end of the middle market. The firm has nearly $1.3 billion of capital under management. In addition to four pre-1995 acquisitions, Riverside has brought to market The Riverside Capital Appreciation Funds of 1995, 1998, 2000 and 2003, attracting investors from pension funds, endowments, funds-of-funds, insurance companies and banks. Since its inception in 1988, Riverside has invested in 92 acquisitions — 45 platform companies and 47 add-ons — across a variety of industries through its four funds and other investment vehicles. The firm is known as one of the industry’s most active acquirers, having bought 14 companies so far in 2004 and 13 in 2003. Riverside’s current portfolio numbers 31 companies. More information on The Riverside Company can be found at www.riversidecompany.com.

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